Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MARCH 13, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PARTNERSHIP WITH M3
MIDSTREAM LLC AND EV ENERGY PARTNERS, L.P. TO BUILD THE LARGEST
INTEGRATED MIDSTREAM SERVICE COMPLEX IN EASTERN OHIO
FOR APPROXIMATELY $900 MILLION

OKLAHOMA CITY, OKLAHOMA and HOUSTON, TEXAS, MARCH 13, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced the execution of definitive agreements to build the largest integrated midstream service complex in eastern Ohio.  Chesapeake, through affiliates of its wholly owned subsidiary, Chesapeake Midstream Development, L.P. (CMD), has entered into a partnership with M3 Midstream LLC (Momentum) and EV Energy Partners, L.P. (NASDAQ:EVEP) to develop the midstream services complex.  The complex will provide necessary infrastructure to process natural gas and natural gas liquids (NGL) in the liquids-rich Utica Shale play in eastern Ohio.

The complex will consist of natural gas gathering and compression facilities constructed and operated by CMD, as well as processing, NGL fractionation, loading and terminal facilities constructed and operated by Momentum.  The state-of-the-art cryogenic processing facility will be located in Columbiana County and have an initial capacity of 600 million cubic feet per day.  NGLs will be delivered to a central NGL hub complex in Harrison County that will feature an initial NGL storage capacity of 870,000 barrels and fractionation capacity of 90,000 barrels per day, as well as a substantial rail-loading facility.

The partnership plans to invest approximately $900 million over the next five years with the majority of the capital invested in the first two years.  The current ownership structure of the partnership is 59% by affiliates of CMD, 33% by Momentum and 8% by EVEP.  Total E&P USA, Inc., Chesapeake’s 25% joint venture partner in the Utica Shale wet gas acreage, has an option to participate in the project, which may proportionately reduce the ownership of CMD affiliates and EVEP to 44% and 6%, respectively.  Significant engineering and procurement has already begun for the project with the first cryogenic processing and fractionation plants scheduled to be in service by the second quarter of 2013.

Mike Stice, CMD’s President, commented, “We are pleased to partner with Momentum and EVEP to build a critically important link in the value chain for the rapidly developing Utica Shale play.  This partnership will allow CMD to focus on building the extensive gathering and compression requirements of the system, while leveraging the expertise of Momentum to build and operate the processing and fractionation facilities.  In addition, the scope of this project will provide an economic boost for companies and residents throughout Ohio as well as hundreds of high-quality, well-paying, new jobs for Ohioans.  We look forward to joining with the citizens of Ohio to provide superior service and a high quality, reliable stream of natural gas and NGL products to our customers.”

Frank Tsuru, President and CEO of Momentum, stated, “Our partnership with CMD and EVEP is a win-win situation for our companies and the citizens of Ohio.  We will invest significant capital and technical resources to develop this project in a responsible manner, utilizing the highest industry standards.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Mark Houser, EVEP’s President and CEO remarked, “We are delighted to be a part of this next step in the development of the Utica Shale, particularly with our partners CMD and Momentum, who have a proven track record in upstream and midstream shale development. This investment compliments EVEP’s asset base in Ohio, where EnerVest has a decade of operating experience and a substantial Utica acreage position.”

ABOUT CHESAPEAKE:

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.

ABOUT M3 MIDSTREAM:

M3 Midstream, LLC (“Momentum”) is an independent midstream energy company formed to build, acquire, own and operate midstream oil and gas assets in growth areas of the United States.  The company’s focus is the development of greenfield projects that include oil and gas gathering, compression, treating and processing.  More information is available at www.m3midstream.com.

ABOUT EV ENERGY PARTNERS:

EV Energy Partners, L.P., (NASDAQ:EVEP) is a master limited partnership engaged in acquiring, producing and developing oil and gas properties.

This news release includes forward-looking statements that give the partnership’s current expectations or forecasts of future events, including its plans to construct the described integrated midstream service complex and the anticipated resulting benefits.  Although the parties believe the expectations and forecasts reflected in these forward-looking statements are reasonable, there can be no assurance they will prove to have been correct.  Actual results can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.  Factors that may cause actual results to differ materially from expected results include the pace of development of the Utica Shale, construction difficulties and delays and availability of capital.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release, and the parties undertake no obligation to update this information.